Exhibit 99.1

CONTACT:	JOSEPH MACNOW
(201) 587-1000

210 Route 4 East

Paramus, NJ 07652

FOR IMMEDIATE RELEASE – March 30, 2008

Vornado Announces Agreement to Sell Americold for

$220 Million, Resulting in $110 Million Gain

PARAMUS, NEW JERSEY.......VORNADO REALTY TRUST (NYSE:VNO) today announced that it has entered into an agreement to sell its entire interest in Americold Realty Trust (“AmeriCold”) to The Yucaipa Companies (“Yucaipa”). Vornado will receive net proceeds of approximately $220 million resulting in a gain of approximately $110 million. The sales price is based on a $1.52 billion valuation before debt and other obligations. Morgan Stanley Real Estate (“MSRE”) has also agreed to sell its interest in AmeriCold to Yucaipa which will then own 100% of AmeriCold.

The sale, which is subject to customary closing conditions and adjustments, is expected to close imminently. Citi and Morgan Stanley advised Vornado and MSRE on this transaction.

Vornado Realty Trust is a fully integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

####